FOR IMMEDIATE RELEASE

Contact:

Investor Relations:

Brinlea Johnson or Chris Danne

415-489-2189

brinlea@blueshirtgroup.com or chris@blueshirtgroup.com

drugstore.com inc. Achieves GAAP Profitability in the Fourth Quarter of 2007

- Highest Revenues, Gross Margins and Net Income in Company History

BELLEVUE, WA - February 6, 2008 - drugstore.com, inc. (NASDAQ: DSCM), a leading online provider of health, beauty, vision, and pharmacy products, today announced its financial results for the fourth quarter and fiscal year ended December 30, 2007. The company reported quarterly net sales of $118.2 million and net income of $156,000, or $0.00 per share. The company achieved record gross margins in the fourth quarter of 24.6%, up 300 basis points year-over-year, and reported adjusted EBITDA of approximately $4.0 million. Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation, and amortization of intangible assets and non-cash marketing expense, adjusted to exclude the impact of stock-based compensation expense.

For the year, the company reported net sales of $445.7 million, a net loss of $9.0 million or $0.09 per share, and adjusted EBITDA of $9.1 million, reflecting an adjusted EBITDA improvement of approximately $6.8 million over fiscal year 2006. Additionally, the company reported operating cash flow of $7.8 million for 2007 compared to operating cash used of $1.1 million in the previous year.

"I am very pleased to announce that we reached GAAP profitability in the fourth quarter for the first time in company history," said Dawn Lepore, chief executive officer and chairman of the board of drugstore.com, inc. "During the quarter, we delivered record results across many of our key metrics including prestige beauty sales increasing 57% year-over-year, gross margins up over 300 basis points year-over-year, and core OTC [1] contribution margin dollars up 40% year-over-year. Our core OTC business grew 18% year-over-year, in-line with ecommerce trends, but below our expectations due to increased marketing costs in paid search and portals."

"Throughout 2008, we expect to accelerate our full year top line revenue growth by: increasing sales in each one of our business segments, driving OTC sales by 20% year-over-year and increasing prestige beauty sales more than 40% year-over-year. In the first quarter of 2008, we are making targeted investments in a number of our profitability initiatives including pricing and sourcing to further expand margins. We will start to see the benefits of these investments in the second quarter and we expect to double full year adjusted EBITDA and to exit the year with gross margins above 26% and adjusted EBITDA margins between 5-6%," concluded Ms. Lepore.

GAAP net income for the fourth quarter of 2007 was $156,000, or $0.00 per share, compared to a net loss of $2.9 million, or $0.03 per share, for the fourth quarter of 2006. The fourth quarter in both 2007 and 2006 included $1.7 million in non-cash stock-based compensation expense. GAAP net loss for the fiscal year of 2007 was $9.0 million or $0.09 per share, compared to a net loss of $13.0 million, or $0.14 per share, for the fiscal year of 2006. The fiscal year losses include $8.8 million and $6.7 million, in non-cash stock-based compensation expense for 2007 and 2006, respectively.

Outlook for First Quarter and Fiscal Year 2008

For fiscal year 2008, the company is targeting net sales in the range of $498.0 million to $512.0 million, net income in the range of $(1.0) million to $3.0 million, and adjusted EBITDA in the range of $18.0 million to $22.0 million.

For the first quarter of 2008, the company is targeting net sales in the range of $118.0 million to $122.0 million, net loss in the range of $2.9 million to $2.4 million, and adjusted EBITDA in the range of $1.9 million to $2.4 million. First quarter adjusted EBITDA guidance includes a $1.3 million investment in consulting services associated with profitability initiatives, which will result in improved margins throughout the remainder of 2008.

Financial and Operational Highlights for the Fourth Quarter of 2007
(All comparisons are made to the fourth quarter of 2006)

Key Financial Highlights:

- Gross margins for the quarter increased 300 basis points to a record high of 24.6%. For the year, gross margins improved 170 basis points to 23.3%.

- Total contribution margin dollars increased by over 30% for the quarter and for the year improved by 20%.

- Total orders grew by 9% to 1.6 million, while contribution margin dollars per order grew almost 20% to approximately $13. For the year, total orders increased by 10%, while contribution margin dollars per order grew to approximately $12.

- Cash, cash equivalents and marketable securities were $36.2 million at year end.

Net Sales Summary:

- Core OTC [1] revenues grew by approximately 18% to $65.4 million in the quarter and increased by 19% to $232.4 million for the year. OTC net sales grew by over 17% to $65.9 million. For the year, OTC net sales grew by over 18% to $234.3 million.

- Vision net sales grew approximately 6% to $12.7 million and for the year increased over 10% to $54.9 million.

- Local pick-up pharmacy net sales were up approximately 4% to $26.9 million and for the year increased by approximately 6% to $106.4 million.

- Mail-order pharmacy net sales were down to $12.7 million. For the year, mail order pharmacy net sales decreased 26% while contribution margins dollars increased 10%.

- Average net sales per order were $75 for the quarter and year. Average net sales per order increased to $59 for OTC, grew 10% to $102 for vision, and were $107 for local pick-up pharmacy and $165 for mail-order pharmacy. For the year, average net sales per order increased to $57 for OTC, grew 10% to $99 for vision, and were $106 for local pick-up pharmacy and $159 for mail-order pharmacy.

- Net sales from repeat customers [2] represented 80% of net sales for the quarter and 82% of net sales for the year.

Key Customer Milestones:

- New customers grew to 398,000.

- We have now served nearly 10 million customers since inception.

- The number of active customers [3] was 2.5 million.

1. Core OTC net sales is a non-GAAP financial measure that excludes from OTC net sales the company's Custom Nutrition Services ("CNS") net sales. CNS sales are generated by sales of customized vitamins through the company's CNS subsidiary. Prior to December 31, 2005, all CNS sales were recognized on a gross basis, net of promotional discounts, cancellations, rebates and returns allowances. Under the terms of the company's December 31, 2005 fulfillment agreement with Weil Lifestyle, LLC (Weil), the company recognizes on a net basis the revenue associated with the fulfillment of customized vitamins sold through its fulfillment agreement with Weil. A reconciliation of OTC net sales to core OTC net sales is included in the financial data accompanying this press release.

2. Net sales from repeat customers exclude Weil-related CNS net sales and reflect only the activity of customers making purchases through the Web sites of drugstore.com and its subsidiaries.

3. Active customer base reflects those customers who have purchased at least once within the last 12 months. Both the active customer base (a trailing 12-month number) and average annual spend per active customer exclude net sales and orders generated by the company's CNS fulfillment relationship with Weil, and reflect only the activity of customers making purchases through the Web sites of drugstore.com and its subsidiaries.

Conference Call

Investors, analysts, and other interested parties are invited to join the drugstore.com, inc. quarterly conference call on February 6, 2008 at 5:00 p.m. ET (2:00 p.m. PT).  To participate, callers should dial 800-257-2182 (international callers should dial 303-262-2140) five minutes beforehand.  Investors may also listen to the conference call live at http://investor.drugstore.com/, by clicking on the "audio" hyperlink.  A replay of the call will be available through Friday, February 8, 2008 by dialing 800-405-2236 (enter pass code 11106968#) or internationally at 303-590-3000 (enter pass code 11106968#) beginning two hours after completion of the call.

Non-GAAP Measures

To supplement the consolidated financial statements presented in accordance with GAAP, drugstore.com, inc. uses the non-GAAP measure of adjusted EBITDA, defined as earnings before interest, taxes, depreciation, and amortization of intangible assets and non-cash marketing expenses, adjusted to exclude the impact of stock-based compensation expense. This non-GAAP measure is provided to enhance the user's overall understanding of the company's current financial performance. Management believes that adjusted EBITDA, as defined, provides useful information to the company and to investors by excluding certain items that may not be indicative of the company's core operating results. In addition, because drugstore.com, inc. has historically provided adjusted EBITDA measures to investors, management believes that including adjusted EBITDA measures provides consistency in the company's financial reporting. However, adjusted EBITDA should not be considered in isolation, or as a substitute for, or as superior to, net income/loss, cash flows, or other consolidated income/loss or cash flow data prepared in accordance with GAAP, or as a measure of the company's profitability or liquidity. Although adjusted EBITDA is frequently used as a measure of operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Net income/loss is the closest financial measure prepared by the company in accordance with GAAP in terms of comparability to adjusted EBITDA. A reconciliation of adjusted EBITDA to net income/loss is included with the financial statements attached to this release.

drugstore.com, inc. also uses non-GAAP measures in which CNS sales are excluded from OTC segment sales data. This non-GAAP measure is provided to enhance the user's overall understanding of the company's financial performance in the OTC segment. Management believes that these reporting metrics provide useful information to the company and to investors by excluding certain items that may not be indicative of the company's core operating results in the OTC segment. By excluding CNS sales from OTC sales data, the company can more effectively assess the buying behavior of, and the company's financial performance with respect to, its own core OTC customers (those customers making nonprescription purchases through Web sites owned by drugstore.com, inc. and its subsidiaries). However, these non-GAAP measures should not be considered in isolation, or as a substitute for, or as superior to, OTC segment sales data prepared in accordance with GAAP, or as a measure of the company's overall performance in the OTC segment. OTC segment sales measures are the closest financial measures prepared by the company in accordance with GAAP in terms of comparability to OTC segment sales measures that exclude CNS sales.

About drugstore.com, inc.

drugstore.com, inc. (NASDAQ: DSCM) is a leading online provider of health, beauty, vision, and pharmacy products. Our portfolio of brands includes: drugstore.com™, Beauty.com™ and VisionDirect.com™. All are accessible from http://www.drugstore.com and provide a convenient, private, and informative shopping experience while offering a wide assortment of more than 30,000 products at competitive prices.

The drugstore.com pharmacy is certified by the National Association of Boards of Pharmacy (NABP) as a Verified Internet Pharmacy Practice Site (VIPPS) and operates in compliance with federal and state laws and regulations in the United States.

The financial results contained in this press release are preliminary and unaudited. In addition, this press release contains forward-looking statements regarding future events or the future financial and operational performance of drugstore.com, inc. Words such as "target," "expect," "believe," "may," "will," "focus," "continue," "would," "should," and similar expressions, are intended to identify forward-looking statements. Forward-looking statements are based on current expectations, are not guarantees of future performance and involve assumptions, risks, and uncertainties. Actual performance may differ materially from those contained or implied in such forward-looking statements. Risks and uncertainties that could lead to such differences could include, among other things: effects of changes in the economy, changes in consumer spending, fluctuations in the stock market, changes affecting the Internet, online retailing and advertising, difficulties establishing our brand, and building a critical mass of customers, the unpredictability of future revenues and expenses and potential fluctuations in revenues and operating results, risks related to business combinations and strategic alliances, possible tax liabilities relating to the collection of sales tax, consumer trends, the level of competition, seasonality, the timing and success of expansion efforts, changes in senior management, risks related to systems interruptions, possible governmental regulation and the ability to manage a growing business. Additional information regarding factors that potentially could affect the business, financial condition and operating results of drugstore.com, inc. is included in the company's periodic filings with the SEC on Forms 10-K, 10-Q and 8-K. drugstore.com, inc. expressly disclaims any intent or obligation to update any forward-looking statement, except as otherwise specifically stated by it.

drugstore.com, inc.
Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006

Net sales	$ 118,223	$ 108,598	$ 445,723	$ 415,777

Costs and expenses: (1) (2)
Cost of sales	89,109	85,190	341,919	326,036
Fulfillment and order processing	11,999	10,704	44,200	41,099
Marketing and sales	8,942	7,919	32,370	29,735
Technology and content	4,388	4,199	18,258	16,190
General and administrative	3,795	3,503	18,428	15,413
Amortization of intangible assets	244	468	1,234	2,060
Total costs and expenses	118,477	111,983	456,409	430,533

Operating loss	(254)	(3,385)	(10,686)	(14,756)

Interest income, net	410	438	1,675	1,730

Net income (loss)	$ 156	$ (2,947)	$ (9,011)	$ (13,026)

Basic net income (loss) per share	$ 0.00	$ (0.03)	$ (0.09)	$ (0.14)
Diluted net income (loss) per share	$ 0.00	$ (0.03)	$ (0.09)	$ (0.14)

Weighted average shares used in computation of:
Basic net income (loss) per share	96,229,531	94,027,508	95,350,046	93,405,405
Diluted net income (loss) per share	97,894,513	94,027,508	95,350,046	93,405,405

_________
(1) Set forth below are the amounts of stock-based compensation by operating function recorded in the Statements of Operations:

Fulfillment and order processing	$ 138	$ 196	$ 784	$ 835
Marketing and sales	303	233	1,381	1,058
Technology and content	289	225	1,224	1,071
General and administrative	957	1,051	5,412	3,757
	$ 1,687	$ 1,705	$ 8,801	$ 6,721

(2) Set forth below are the amounts of depreciation by operating function recorded in the Statements of Operations:

Fulfillment and order processing	$ 466	$ 368	$ 1,826	$ 1,476
Marketing and sales	-	1	3	2
Technology and content	1,185	1,064	5,252	4,119
General and administrative	110	107	423	443
	$ 1,761	$ 1,540	$ 7,504	$ 6,040

SUPPLEMENTAL INFORMATION: Gross Profit and Gross Margin Information:

	Three Months Ended		Twelve Months Ended
	December 30,	December 31,	December 30,	December 31,
(In thousands, unless otherwise indicated)	2007	2006	2007	2006

Net sales	$ 118,223	$ 108,598	$ 445,723	$ 415,777
Cost of sales	89,109	85,190	341,919	326,036
Gross profit	$ 29,114	$ 23,408	$ 103,804	$ 89,741

Gross margin	24.6%	21.6%	23.3%	21.6%

SUPPLEMENTAL INFORMATION: Reconciliation of OTC net sales, cost of sales, gross profit, gross margin, variable order costs, and contribution margin to Core OTC net sales, cost of sales, gross profit, gross margin, variable order costs and contribution margin (See Note 3 below):

	Three Months Ended		Twelve Months Ended
	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006
	(In thousands)
Over-the-Counter (OTC):
Net sales	$ 65,870	$ 56,099	$ 234,282	$ 197,964
CNS	450	522	1,881	2,376
Core OTC net sales	$ 65,420	$ 55,577	$ 232,401	$ 195,588

Cost of sales	$ 45,378	$ 40,530	$ 164,469	$ 139,674
CNS	36	46	234	112
Core OTC cost of sales	$ 45,342	$ 40,484	$ 164,235	$ 139,562

Gross profit	20,492	15,569	69,813	58,290
CNS	414	476	1,647	2,264
Core OTC gross profit	$ 20,078	$ 15,093	$ 68,166	$ 56,026

Gross margin	31.1%	27.8%	29.8%	29.4%
CNS	92.0%	91.2%	87.6%	95.3%
Core OTC gross margin	30.7%	27.2%	29.3%	28.6%

Variable order costs	$ 6,479	$ 5,456	$ 22,259	$ 18,650
CNS	144	161	607	711
Core OTC variable order costs	$ 6,335	$ 5,295	$ 21,652	$ 17,939

Contribution margin	14,013	10,113	47,554	39,640
CNS	270	315	1,040	1,553
Core OTC contribution margin	$ 13,743	$ 9,798	$ 46,514	$ 38,087

NOTE 3: Supplemental information related to the company's Core OTC net sales, cost of sales, gross profit, gross margin, variable order costs and contribution margin for the three and twelve months ended December 30, 2007 and December 31, 2006 is presented for informational purposes only and is not prepared in accordance with generally accepted accounting principles. On December 31, 2005, we entered into a fulfillment agreement with Weil Lifestyles, LLC, resulting in Weil-related CNS net sales (which make up the substantial majority of CNS net sales) being recorded on a net basis after that date. All CNS sales were previously recorded on a gross basis.

SUPPLEMENTAL INFORMATION: Segment Information:

	Three Months Ended		Twelve Months Ended
	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006
Net sales:
Over-the-Counter (OTC)	$ 65,870	$ 56,099	$ 234,282	$ 197,964
Mail-order pharmacy	12,729	14,496	50,143	67,379
Local pick-up pharmacy	26,916	25,962	106,392	100,654
Vision	12,708	12,041	54,906	49,780
	$ 118,223	$ 108,598	$ 445,723	$ 415,777
Cost of sales:
Over-the-Counter (OTC)	$ 45,378	$ 40,530	$ 164,469	$ 139,674
Mail-order pharmacy	10,737	12,383	41,935	58,026
Local pick-up pharmacy	23,345	22,943	93,611	89,654
Vision	9,649	9,334	41,904	38,682
	$ 89,109	$ 85,190	$ 341,919	$ 326,036
Gross profit:
Over-the-Counter (OTC)	20,492	15,569	69,813	58,290
Mail-order pharmacy	1,992	2,113	8,208	9,353
Local pick-up pharmacy	3,571	3,019	12,781	11,000
Vision	3,059	2,707	13,002	11,098
	$ 29,114	$ 23,408	$ 103,804	$ 89,741
Gross margin:
Over-the-Counter (OTC)	31.1%	27.8%	29.8%	29.4%
Mail-order pharmacy	15.6%	14.6%	16.4%	13.9%
Local pick-up pharmacy	13.3%	11.6%	12.0%	10.9%
Vision	24.1%	22.5%	23.7%	22.3%
	24.6%	21.6%	23.3%	21.6%
Variable order costs:
Over-the-Counter (OTC)	$ 6,479	$ 5,456	$ 22,259	$ 18,650
Mail-order pharmacy	931	1,055	3,967	5,501
Local pick-up pharmacy	1,110	1,064	4,383	4,128
Vision	673	561	2,708	2,478
	9,193	8,136	33,317	30,757
Contribution margin:
Over-the-Counter (OTC)	$ 14,013	$ 10,113	$ 47,554	$ 39,640
Mail-order pharmacy	1,061	1,058	4,241	3,852
Local pick-up pharmacy	2,461	1,955	8,398	6,872
Vision	2,386	2,146	10,294	8,620
	$ 19,921	$ 15,272	$ 70,487	$ 58,984

SUPPLEMENTAL INFORMATION: Reconciliation of Net Income (Loss) to Adjusted EBITDA (See Note 4 below):

	Three Months Ended		Twelve Months Ended
	December 30,	December 31,	December 30,	December 31,
(In thousands, unless otherwis indicated)	2007	2006	2007	2006

Net income (loss)	$ 156	$ (2,947)	$ (9,011)	$ (13,026)
Amortization of intangible assets	244	468	1,234	2,060
Amortization of non-cash marketing	573	573	2,290	2,290
Stock-based compensation	1,687	1,705	8,801	6,721
Depreciation	1,761	1,540	7,504	6,040
Interest income, net	(410)	(438)	(1,675)	(1,730)
Adjusted EBITDA	$ 4,011	$ 901	$ 9,143	$ 2,355

NOTE 4: Supplemental information related to the company's adjusted EBITDA for the three and twelve months ended December 30, 2007 and December 31, 2006 is presented for informational purposes only and is not prepared in accordance with generally accepted accounting principles. Adjusted EBITDA is defined as earnings before taxes, depreciation, and amortization of intangible assets and non-cash marketing expense, adjusted to exclude the impact of stock-based compensation expense.

SUPPLEMENTAL INFORMATION: Reconciliation of Forecasted Q1 2008 and FY 2008 Net Income (Loss) Range to Forecasted Q1 2008 and FY 2008 Adjusted EBITDA Range

Range Calculated As:	Three Months Ended		Twelve Months Ended
	March 30, 2008		December 28, 2008
(In thousands, unless otherwise indicated)	Range High	Range Low	Range High	Range Low

Net income (loss)	$ (2,350)	$ (2,850)	$ 3,000	$ (1,000)
Amortization of intangible assets	250	250	900	900
Amortization of non-cash marketing	575	575	2,300	2,300
Stock-based compensation	2,100	2,100	7,300	7,300
Depreciation	2,225	2,225	10,500	10,500
Interest income, net	(400)	(400)	(2,000)	(2,000)
Adjusted EBITDA	$ 2,400	$ 1,900	$ 22,000	$ 18,000

drugstore.com, inc.
Consolidated Balance Sheets
(in thousands, except share data)

	December 30,	December 31,
	2007	2006
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$ 18,572	$ 13,393
Marketable securities	17,677	27,246
Accounts receivable, net of allowances	38,063	36,688
Inventories	31,501	26,469
Prepaid marketing expenses	2,327	2,290
Other current assets	3,605	2,615
Total current assets	111,745	108,701

Fixed assets, net	25,501	18,293
Other intangible assets, net	4,598	5,376
Goodwill	32,202	32,202
Prepaid marketing expenses and other	1,362	3,750
Total assets	$ 175,408	$ 168,322

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 61,414	$ 57,507
Accrued compensation	4,657	4,841
Accrued marketing expenses	3,988	3,661
Other current liabilities	1,812	1,292
Current portion of long-term debt	3,179	3,949
Total current liabilities	75,050	71,250

Long-term debt, less current portion	1,221	1,839
Deferred income taxes	947	945
Other long-term liabilities	1,322	1,610

Stockholders' equity:
Common stock, $.0001 par value, stated at amounts paid in:
Authorized shares - 250,000,000
Issued and outstanding shares - 96,296,687 and 94,335,027
as of December 30, 2007 and December 31, 2006, respectively	856,193	843,026
Accumulated other comprehensive income (loss)	27	(7)
Accumulated deficit	(759,352)	(750,341)
Total stockholders' equity	96,868	92,678
Total liabilities and stockholders' equity	$ 175,408	$ 168,322

drugstore.com, inc.
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)	(audited)
Operating activities:
Net income (loss)	$ 156	$ (2,947)	$ (9,011)	$ (13,026)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Depreciation	1,761	1,540	7,504	6,040
Amortization of marketing and sales agreements	573	573	2,290	2,290
Amortization of intangible assets	244	468	1,234	2,060
Stock-based compensation	1,687	1,705	8,801	6,721
Other, net	2	-	14	24
Changes in:
Accounts receivable	(2,759)	(1,178)	(1,375)	(2,474)
Inventories	(9,001)	(4,513)	(5,032)	(3,001)
Prepaid marketing expenses and other	62	(483)	(929)	5
Accounts payable, accrued expenses and other liabilities	8,021	4,731	4,282	278
Net cash provided by (used in) operating activities	746	(104)	7,778	(1,083)

Investing activities:
Purchases of marketable securities	(11,004)	(4,822)	(27,544)	(22,853)
Sales and maturities of marketable securities	21,316	4,700	37,141	21,775
Purchases of fixed assets	(3,466)	(2,020)	(14,249)	(7,564)
Purchases of intangible assets	-	-	(456)	-
Net cash provided by (used in) investing activities	6,846	(2,142)	(5,108)	(8,642)

Financing activities:
Proceeds from exercise of stock options and employee stock purchase plan	985	1,319	4,366	2,716
Proceeds from line of credit, term loan and asset financings	3,700	1,325	4,000	2,325
Principal payments on line of credit, capital lease and term loan obligations	(3,667)	(497)	(5,857)	(2,214)
Net cash provided by financing activities	1,018	2,147	2,509	2,827

Net increase (decrease) in cash and cash equivalents	8,610	(99)	5,179	(6,898)
Cash and cash equivalents, beginning of period	9,962	13,492	13,393	20,291
Cash and cash equivalents, end of period	$ 18,572	$ 13,393	$ 18,572	$ 13,393